Exhibit 10(u)
THE SCOTTS MIRACLE-GRO COMPANY
2003 STOCK OPTION AND INCENTIVE EQUITY PLAN
AWARD AGREEMENT FOR NONDIRECTORS
The Scotts Miracle-Gro Company (“Company”) believes that its business interests are best served by ensuring that you have an opportunity to share in the Company’s business success. To this end, the Company sponsors the 2003 Stock Option and Incentive Equity Plan (“Plan”) through which key employees, like you, may acquire (or share in the appreciation of) common shares of the Company.
We cannot guarantee that the value of your Award (or the value of the common shares you acquire through an Award) will increase. This is because the value of the Company’s common shares is affected by many factors. However, the Company believes that your efforts contribute to the value of the Company’s common shares and that the Plan (and the Awards made through the Plan) is an appropriate means of sharing with you the value of your contribution to the Company’s business success.
This Agreement describes the type of Award that you have been granted and the conditions that must be met before you may receive the value associated with your Award. To ensure you fully understand these terms and conditions, you should:
•	Carefully read this Award Agreement and the attached copies of the Plan and Prospectus; and

•	Call us at ___if you have any questions about your Award. Or, you may send a written inquiry to:
[Insert Address]

Description of Your Incentive Stock Options
You have been awarded Incentive Stock Options (or “ISOs”) to purchase ___common shares of the Company. You may purchase one of the Company’s common shares for each ISO, but only if you pay $___(“Exercise Price”) for each common share you purchase and meet the terms and conditions described in this Agreement and in the Plan and the Prospectus.
Special (and favorable) income tax rules apply to ISOs, but only if certain conditions are met and the ISOs are exercised before ___(“Expiration Date”). These conditions and other terms affecting your ISOs are described in this Agreement and in the Plan and the Prospectus.
Limits on Exercising Your ISOs
Your ISOs will vest (and be exercisable) on ___.
This does not mean that you must exercise your ISOs on this date; this is merely the first date that you may do so. However, your ISOs will expire unless they are exercised on or before the Expiration Date.
There are some special situations in which your ISOs may vest earlier. These are described later in this Agreement.
At any one time you may not exercise ISOs to buy fewer than 100 common shares of the Company (or, if smaller, the number of your outstanding vested ISOs). Also, you may never exercise an ISO to purchase a fractional common share of the Company; ISOs for fractional common shares will always be redeemed for cash.
Exercising Your ISOs
After they vest, you may exercise your ISOs by completing a form. This form, and other procedures that you must follow, are available from Merrill Lynch or by contacting us at the number (or address) shown above.
There are three exercise methods available to you. You will decide on the method at the time of exercise.
•	Cashless Exercise and Sell; You will settle in shares of Company Stock. This will result in a cash payment (net of taxes) at settlement. The number of shares required to settle costs and taxes is equal to the stock price appreciation at the time of exercise.

•	Combination Exercise (Exercise and sell enough shares to cover cost and taxes); You have no out of pocket costs for doing the transaction, and hold a smaller number of shares than exercised.

•	Exercise and Hold; You come up with the monies to cover the exercise cost and taxes, and you will receive the shares exercised on settlement.
If you do not elect one of these methods, we will apply the Cashless Exercise and Sell method described above.

Description of Your Nonqualified Stock Options
You have been awarded Nonqualified Stock Options (or “NSOs”) to purchase ___common shares of the Company. You may purchase one of the Company’s common shares for each NSO, but only if you pay $___(“Exercise Price”) for each common share purchased, you exercise the NSOs on or before ___(“Expiration Date”) and meet the terms and conditions described in this Agreement and in the Plan and in the Prospectus.
Limits on Exercising Your NSOs
Your NSOs will vest (and be exercisable) on ___.
This does not mean that you must exercise your NSOs on this date; this is merely the first date that you may do so. However, your NSOs will expire unless they are exercised on or before the Expiration Date.
There also are some special situations in which your NSOs may vest earlier. These are described later in this Agreement.
At any one time you may not exercise NSOs to buy fewer than 100 common shares of the Company (or, if smaller, the number of your outstanding vested NSOs). Also, you may never exercise an NSO to purchase a fractional common share of the Company; NSOs for fractional common shares will always be redeemed for cash.
Exercising Your NSOs
After they vest, you may exercise your NSOs by completing a form. This form, and other procedures that you must follow, are available from Merrill Lynch or by contacting us at the number (or address) shown above.
There are three exercise methods available to you. You will decide on the method at the time of exercise.
•	Cashless Exercise and Sell; You will settle in shares of Company Stock. This will result in a cash payment (net of taxes) at settlement. The number of shares required to settle costs and taxes is equal to the stock price appreciation at the time of exercise.

•	Combination Exercise (Exercise and sell enough shares to cover cost and taxes); You have no out of pocket costs for doing the transaction, and hold a smaller number of shares than exercised.

•	Exercise and Hold; You come up with the monies to cover the exercise cost and taxes, and you will receive the shares exercised on settlement.
If you do not elect one of these methods, we will apply the Cashless Exercise and Sell method described above.

Description of Your Affiliated Stock Appreciation Rights
You have been awarded ___Affiliated Stock Appreciation Rights (or “ASARs”). ASARs are associated with options that also were granted on the date of this Agreement.
ASARs will automatically be exercised when you exercise the affiliated options. When this happens, the difference between the value of one of the Company’s common shares on the date of this Agreement and the date the ASAR is exercised will be applied against the price you must pay to exercise the affiliated option.
However, if you do not exercise the affiliated option on or before ___(“Expiration Date”), the ASARs will expire and may not be exercised at a later date.
Limits on Exercising Your ASARs
Your ASARs will vest on ___.
This does not mean that you must exercise the affiliated option on this date to realize the benefit of your ASAR; this is merely the first date that you may do so. However, your ASARs (and the affiliated options) will expire unless they are exercised on or before the Expiration Date.
There also are some special situations in which your ASARs may vest earlier. These are described later in this Agreement.
Tax Treatment of Your ASARs
This brief discussion of the federal tax rules that affect your ASARs is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the date of this Agreement.
You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your ASARs.
You are not required to pay ordinary income taxes on the value of an ASAR when it is awarded or when it vests (there are no tax consequences if your ASARs expire without being exercised). However, you are required to pay income tax (at ordinary income tax rates) when an ASAR is exercised. This tax is calculated by applying ordinary income tax rates to the difference between the value of a common share of the Company when the ASAR is exercised and the value of a common share of the Company on the date of this Agreement.

Description of Your Freestanding Stock Appreciation Rights
You have been awarded ___Freestanding Stock Appreciation Rights (or “FSARs”). Each FSAR enables you to receive the difference between the value of one of the Company’s common shares when the FSAR is exercised and the value of one of the Company’s common shares on the date of this Agreement. And you may realize this appreciation without making any cash investment. However, you must exercise your FSARs no later than ___(“Expiration Date”). If you do not exercise your FSARs on or before this date, they will expire and may not be exercised at a later date.
Limits on Exercising Your FSARs
Your FSARs will vest (and be exercisable) on ___.
This does not mean that you must exercise your FSARs on this date; this is merely the first date that you may do so. However, your FSARs will expire unless they are exercised before the Expiration Date.
There also are some special situations in which your FSARs may vest earlier. These are described later in this Agreement.
Exercising Your FSARs
After they vest, you may exercise your FSARs by delivering a signed exercise notice to us at the address shown above. Contact us for a copy of this notice.
Tax Treatment of Your FSARs
This brief discussion of the federal tax rules that affect your FSARs is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the date of this Agreement.
You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your FSARs.
You are not required to pay ordinary income taxes on the value of a FSAR when it is awarded or when it vests. However, you are required to pay income tax (at ordinary income tax rates) when you exercise your FSAR (there are no tax consequences if your FSAR expires without being exercised). If your FSAR is exercised and paid in common shares of the Company, your taxes are calculated by applying ordinary income tax rates to the value (on the date your FSAR is exercised) of the common shares of the Company you receive. Any subsequent appreciation in the value of these common shares will be taxed at capital gains rates when the common shares are sold. If your FSAR is exercised and paid in cash, your taxes are calculated by applying ordinary income tax rates to the amount of cash you receive.

Description of Your Tandem Stock Appreciation Rights
You have been awarded ___Tandem Stock Appreciation Rights (or “TSARs”). TSARS are associated with options and enable you to receive the difference between the value of one of the Company’s common shares when the TSAR is exercised and the value of one of the Company’s common shares on the date of this Agreement.
You may realize the appreciated value of your TSAR without making any cash investment but only if you exercise your TSARs on or before ___(“Expiration Date”). If you do not exercise your TSARs on or before this date, they will expire and may not be exercised at a later date.
You have a choice to make when your TSARs (and the associated options) vest:
•	You may exercise a TSAR without actually spending any money; or

•	You may exercise the option associated with your TSAR, in which case you will receive one common share of the Company for each option exercised, although you will be required to actually pay the option’s Exercise Price.
Also, if you decide to exercise a TSAR, the associated option will expire automatically and, if you exercise the option, the associated TSAR will expire automatically.
Limits on Exercising Your TSARs
Your TSARs will vest (and be exercisable) on ___.
This does not mean that you must exercise your TSARs on this date; this is merely the first date that you may do so. However, your TSARs will expire unless they are exercised before the Expiration Date.
There also are some special situations in which your TSARS may vest earlier. These are described later in this Agreement.
Exercising Your TSARs
After they vest, you may exercise your TSARs by delivering a signed exercise notice to us at the address shown above. Contact us for a copy of this notice.

Tax Treatment of Your TSARs
This brief discussion of the federal tax rules that affect your TSARs is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the date of this Agreement.
You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your TSARs.
You are not required to pay ordinary income taxes on the value of a TSAR when it is awarded or when it vests. However, you are required to pay income tax (at ordinary income tax rates) when you exercise your TSAR. There are no tax consequences if your TSAR expires without being exercised or if your TSAR is cancelled because you exercised the related option, although there may be tax consequences associated with the exercise of the related option. If your TSAR is exercised and paid in common shares of the Company, your taxes are calculated by applying ordinary income tax rates to the value (on the date your TSAR is exercised) of the Company’s common shares you receive. Any subsequent appreciation in the value of these common shares will be taxed at capital gains rates when the common shares are sold. If your TSAR is exercised and paid in cash, your taxes are calculated by applying ordinary income tax rates to the amount of cash you receive.

Description of Your Restricted Stock
You have been awarded ___shares of Restricted Stock which will mature into an equal number of common shares of the Company if you are actively employed on ___(“Expiration Date”) and have met all other Plan conditions.
Insert description of applicable restrictions.
Your Rights in Restricted Stock Before the Expiration Date
Until all restrictions and conditions have been met, your Restricted Stock certificates will be held in escrow. Also, the Company will defer distribution of any dividends that are declared on your Restricted Stock until the Expiration Date. These dividends will be distributed to you as of the Expiration Date if all the restrictions and conditions are met or will be forfeited if these restrictions and conditions have not been met.
However, you may vote your Restricted Stock before all the terms and conditions described in this Agreement are met. This is the case even though your Restricted Stock will not be distributed to you until the Expiration Date.
Tax Treatment of Your Restricted Stock
This brief discussion of the federal tax rules that affect your Restricted Stock is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the date of this Agreement.
You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Restricted Stock.
You are not required to pay income taxes on your Restricted Stock at this time. However, you will be required to pay income taxes (at ordinary income tax rates) when (and if) applicable restrictions and conditions are met. The amount of ordinary income you will recognize is the value of your Restricted Stock when the terms and conditions described in this Agreement lapse. Any subsequent appreciation of the common shares will be taxed at capital gains rates when you sell the common shares. If applicable restrictions and conditions are not met before the Expiration Date, your Restricted Stock will expire and no taxes will be due.
You may increase the portion of your Award’s value that is subject to capital gains tax rates by making a special election [known as a Code § 83(b) election] within 30 days of the date of this Agreement. However, there are important tax and investment issues that you must consider before making a Code § 83(b) election. These should be discussed with your personal tax and investment adviser.

Description of Your Performance Shares
You have been awarded ___Performance Shares which will mature into an equal number of common shares of the Company if the following performance goals are met before ___ (“Measurement Date”) and you meet all other Plan conditions:
Insert description of applicable performance goals — these should be specific to the grantee and relate to one or more of the criteria listed in the Plan.
Your Rights in Performance Shares Before the Measurement Date
Until all performance goals and applicable conditions have been met, your Performance Share certificates will be held in escrow. Also, the Company will defer distribution of any dividends that are declared on your Performance Shares until the Measurement Date. These dividends will be distributed as of the Measurement Date if all the performance goals are met or will be forfeited if the performance goals have not been met.
However, you may vote your Performance Shares before all the performance goals described in this Agreement are met. This is the case even though your Performance Shares will not be distributed to you until the Measurement Date.
Tax Treatment of Your Performance Shares
This brief discussion of the federal tax rules that affect your Performance Shares is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the date of this Agreement.
You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Performance Shares.
You are not required to pay income taxes on your Performance Shares at this time. However, you will be required to pay income taxes (at ordinary income tax rates) when (and if) applicable performance goals are certified as being met. The amount of ordinary income you will recognize is the value of your Performance Shares when the performance goals described in this Agreement are certified as being met. Any subsequent appreciation of the common shares will be taxed at capital gains rates when you sell the common shares. If applicable performance goals are not met before the Measurement Date, your Performance Shares will expire and no taxes will be due.

GENERAL TERMS AND CONDITIONS
These terms and conditions apply to all Awards issued under this Award Agreement. This is merely a summary of these important terms and conditions; you are urged to read the entire Plan and Prospectus (copies of which are attached), all of the terms of which are incorporated by reference into this Award Agreement.
1.00 Loss of an Award. There are ways in which you may forfeit an Award.
[1] If You Terminate Employment . . .
Normally, your Awards will be cancelled on the date specified earlier in this Agreement unless all conditions to your acquiring the common shares or other amounts subject to your Awards have been satisfied before that date. However, these Awards may be cancelled earlier than that date if you terminate employment (as defined in the Plan).
[a] If your employment is terminated by the Company or a Subsidiary for cause (as defined in the Plan), the Awards will expire on the date your employment ends; or
[b] If you terminate employment because you [i] die or [ii] become disabled (as defined in the Plan), the Awards will expire no later than 60 months after you terminate (12 months in the case of any ISOs); or
[c] If you terminate after reaching either [i] age 55 and completing at least 10 years of employment or [ii] age 62 regardless of your years of service, the Awards will expire no later than 60 months after you terminate (three months in the case of ISOs); or
[d] If you terminate employment for any other reason, your Awards will expire no later than 90 days after you terminate.
Note, it is your responsibility to keep track of when your Awards expire.
[2] If You Engage in Conduct That is Harmful to the Company (or Subsidiary) . . .
You also will forfeit any outstanding Awards and must return to the Company all common shares and other amounts you have received through the Plan if, without our consent, you do any of the following within 180 days before and 730 days after terminating employment with the Company:
[a] You serve (or agree to serve) as an officer, director, consultant or employee of any proprietorship, partnership or corporation or become the owner of a business or a member of a partnership that competes with any portion of the Company’s (or a Subsidiary’s) business with which you have been involved anytime within five years before termination of employment or render any service (including without limitation, advertising or business consulting) to entities that compete with any portion of the Company’s (or a Subsidiary’s) business with which you have been involved anytime within five years before termination of employment;

[b] You refuse or fail to consult with, supply information to or otherwise cooperate with the Company after having been requested to do so;
[c] You deliberately engage in any action that we conclude has caused substantial harm to the interests of the Company or any Subsidiary;
[d] On your own behalf or on behalf of any other person, partnership, association, corporation or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or a Subsidiary to leave the Company’s or Subsidiary’s employment or use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company or any Subsidiary concerning the names and addresses of the Company’s and any Subsidiary’s employees;
[e] You disclose confidential and proprietary information relating to the Company’s and its Subsidiaries’ business affairs (“Trade Secrets”), including technical information, product information and formulae, processes, business and marketing plans, strategies, customer information and other information concerning the Company’s and Subsidiaries’ products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits and other forms of information considered by the Company to be proprietary and confidential and in the nature of Trade Secrets;
[f] You fail to return all property (other than personal property), including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions that you have produced or received or have otherwise been submitted to you in the course of your employment with the Company or any Subsidiary; or
[g] You engaged in conduct that the Committee reasonably concludes would have given rise to a termination for cause (as defined in the Plan) had it been discovered before you terminated.
2.00 Buy Out/Cancellation Of Awards By Company. We may decide at any time to buy out your Awards. This may happen without your consent and at any time. If we decide to buy out your Awards, we will pay you the difference between the value of Awards that are exercisable (or vested) at that time and that are being bought out and the Exercise Price associated with those Awards. However, no payment will be made for any cancelled Awards that are not vested (and not exercisable) on the cancellation date.
3.00 Amendment/Termination. We may amend or terminate the Plan at any time.
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You must sign this Agreement; if you do not, your Award will be cancelled. By signing this Agreement, you acknowledge that this Award is granted under and is subject to the terms and conditions described in this Agreement and in the Plan.

OPTIONEE/GRANTEE	THE SCOTTS MIRACLE-GRO COMPANY

(date signed)	(date signed)

DATE OF THIS AGREEMENT: